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                               ALLIANCE AGREEMENT

This Alliance Agreement (Agreement) is entered into as of January __, 2000 (Effective Date) by and between PaperExchange.com, Inc., a Delaware limited liability company (PEx) and CH Robinson Worldwide, Inc., a Delaware corporation
(CHR).

                                   Background

CHR provides logistics services to customers in North America and other geographies; PEx operates an electronic forum for the buying, selling and trading of pulp, paper and paper packaging products. CHR and PEx see a mutually beneficial opportunity to serve the needs of PEx customers for dependable, cost-competitive, seamless logistics service throughout North America in respect of products purchased through PEx.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHR and PEx agree as follows:

1.  DEFINITIONS.

      Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

   Affiliate means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this Agreement, control means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

   CHR Features means the (a) computer object codes (machine readable format);
(b) specifications; (c) executable Application Program Interface (API) modules;
(d) API information; (e) configuration files, reference data files, help files and spreadsheets used to maintain any reference data; (f) assembly, test, installation and service instructions; (g) engineering, programming, service and maintenance notes and logs; (h) technical, operating and service and maintenance manuals; (i) hardware reference manuals; user documentation; (j) training materials; and (k) other data, information and know-how, which is necessary and desirable to design, manufacture, assemble, service, maintain, install, operate, use or test the CHR software described in Attachment B, together with any additions, developments, enhancements, improvements, updates and other changes in such software made during the term of this Agreement.

   Confidential Information means all proprietary and confidential information of a party, including, without limitation, trade secrets, technical information, business information, sales information, customer and potential customer lists and identities, product sales plans, sublicense agreements, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other trade secrets and proprietary ideas, whether or not protectable under patent, trademark, copyright or other intellectual property laws provided by either party to the other party pursuant to this Agreement in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, confirmed in writing at the time of disclosure, except any portion thereof which: (a) is known to the receiving party, as evidenced by the receiving party's written records, before receipt thereof under this Agreement;
(b) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (c) is or becomes generally known in the trade through no fault of the receiving party;
(d) is independently developed by the receiving party, as evidenced by the receiving party's written records, without access to such information; or (e) is the subject of a subpoena or other validly issued administrative or judicial process requesting disclosure of such Confidential Information; provided, the party that receives such order or process provide prompt notice to the disclosing party and permits the disclosing party to contest or narrow such request for disclosure and thereafter complies with such subpoena or other process.

   Force Majeure means any event beyond the control of the parties, including, without limitation, failures of computers, computer-related equipment, hardware or software, fire, flood, riots, strikes, epidemics, war

* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

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(declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

   North America means the United States of America and Canada.

   Person means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

   Trademarks means (i) the trademarks described on Attachment C, and (ii) any other trademarks, as may be agreed upon in writing from time to time by the parties for use by the parties in connection with the activities contemplated by this AgreementCHR Services.

   Other Defined Terms. Each of the following terms have the meanings ascribed to it in the section set forth opposite such term:

Agreement                           Recitals
Applicable Services                 Section 3.2
ASC                                 Section 3A.1
Change Control Document             Section 2.5
Change Request                      Section 2.5
CHR                                 Recitals
CHR Content                         Section 2.7; Attachment B
CHR Services                        Section 3.1
Competitor                          Section 3A.1
Effective Date                      Recitals
Final Acceptance                    Section 2.6
Final Specifications                Section 2.1; Attachment B
Fix Period                          Section 2.6
Indemnifying Party                  Section 8.3
Indemnitees                         Section 8.3
Losses                              Section 8.2
Material Nonconformity              Section 2.6
Milestone Delivery                  Section 2.2
Milestone Requirements              Section 2.2
Milestone Schedule                  Section 2.2; Attachment A
Millennium Compliant                Section 7.2
PEx                                 Recitals
PEx Content                         Section 3.1
PEx Services                        Section 3.1
Plan                                Section 3.2
Provider                            Section 3A.1
Redelivery                          Section 2.6
Requirements                        Section 2.1
Seller                              Section 3A.1
Services Information                Section 4.1
Source Material                     Section 5.3
Target Date                         Section 2.2
Test Period                         Section 2.6

2.    Site Development & Resources

      2.1 Specifications. The parties acknowledge that as of the Effective Date, the complete specifications for the CHR Features have not been developed (the Final Specifications). The objectives for the CHR Features include, but are not limited to, (a) rapid transaction response; (b) transactional security; (c)


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access to data for reporting and ancillary functions; (d) use of XML and EDI protocols; (e) use of existing CHR functions (when appropriate and available); and (f) data retention. The CHR Features implementing these objectives shall include at least the following functionality and performance features (the Requirements) as specified at the end of this Section 2.1. The Requirements are expected to be augmented, changed and refined during the period commencing January 10, 2000 and ending January 31, 2000 and such changes shall not require Change Requests (as defined in Section 2.5), except to the extent they represent new business processes. As agreement is reached as to detailed functional requirements and specifications and the performance requirements, they will be specified in Attachment B. PEx shall be under no obligation to approve the Final Specifications until it is reasonably satisfied that the Final Specifications meet the Requirements. The Requirements are as follows:

     Real-time Quote Estimates: CHR will provide real-time cost estimates when requested by PEx users utilizing the PEx web site logistics service for shipments originating and ending within North America.

     Real-time Transactable Quotes: CHR will provide real-time transactable quotes. Transactable quotes will be provided when requested by PEx customers utilizing the PEx web site logistics service with regard to specific offerings and requests posted on the site. Users requesting quote estimates and transactable quotes will be provided real-time quotes for both less-than-truckload and truckload shipments, along with estimated shipping times. Intermodal quotes will be provided, with shipping times, when the shipment is large enough to warrant intermodal transportation.

     Real-time Tracking: CHR will provide real-time tracking capabilities accessible from the PEx web site for all shipments managed by CHR. Tracking information will include day/time of pick-up, shipment status, estimated day/time of delivery or day/time product was delivered. PEx customers will be able to track their shipments through the PEx site using a tracking number provided by CHR/PEx.

     Documentation: Shipping document access, generation and retrieval will be available for bills-of-lading and other documents necessary to provide logistics services. CHR will periodically make available additional information technology resources to further develop and enhance PEx's internet logistics capabilities.

      2.2 CHR Features Construction. By March 31, 2000 (the Target Date), CHR will, at its own cost, develop and deliver the CHR Features. Subject to adjustment in accordance with Section 2.4, CHR will meet all Milestone Dates set forth in Attachment A (the Milestone Schedule). On or before each Milestone Date listed in the Milestone Schedule, CHR shall complete the activities described in the Milestone Schedule (each, a Milestone Delivery) that meet (a) the corresponding Milestone Requirement(s) set forth opposite such Milestone Date, as well as (b) all Milestone Requirements for all previous Milestones (that is, the Milestone Requirements are cumulative).

      2.3 PEx Obligations. (a) PEx will, at its own cost, (i) define its web site functionality and (ii) develop a user interface to offer internet quote and tracking capabilities through the PEx web site. PEx will meet the Milestone Dates set forth in the Milestone Schedule for these deliverables.

      (b) PEx will, at its own cost allocate adequate information technology resources to expedite implementation of the CHR Features on logistics portion of the PEx web site, including formulation of the Final Specifications, performance of acceptance tests and implementation of the CHR Features following acceptance.

      2.4 Date Adjustments. PEx and CHR each agree to perform the tasks assigned to it in the Milestone Schedule. Each party acknowledges that delays in performance by either party may cause delays in performance by the other party. Notwithstanding the foregoing, CHR agrees to exercise all reasonable efforts to keep PEx on schedule and to notify PEx when CHR reasonably believes that PEx should accelerate performance to fulfill PEx's obligations under the Milestone Schedule. If PEx's failure to timely meet its obligations under the Milestone Schedule causes a material delay in CHR's performance, all dependent Milestone Dates shall be adjusted day-for-day to account for the delay caused by PEx. Except in PEx's sole


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discretion, however, Milestone Dates shall not be adjusted to reflect Fix
Periods or other delays caused by CHR.

      2.5 Change Procedures. PEx will have the right to inspect the progress of work on the CHR Features at all reasonable times during the development process and to confer with CHR to confirm compliance with the Milestone Schedule, and PEx will be consulted concerning any matters that could cause a delay in completion of the CHR Features. CHR acknowledges that time is of the essence for this Agreement, and that significant delays in the completion of the CHR Features will cause PEx significant harm. No changes to the Milestone Schedule will be made without written approval of PEx. PEx may request amendments to Milestone Schedule to effect changes in the CHR Features. If PEx wishes to make a change it shall notify CHR of the requested change specifying the change with sufficient details to enable CHR to evaluate it (a Change Request). Within five business days following the date of CHR's receipt of a PEx Change Request, CHR shall deliver a document that: (a) assesses the impact of the change on the schedule, and (b) incorporates a description of the requested change (a Change Control Document). If PEx accepts the Change Control Document, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the Change Control Document. It is the intent of the parties that the Milestone Schedule has been defined broadly enough to accomplish PEx's goals for the CHR Features and that within the Milestone Schedule, no Change Orders will be required.

      2.6 Acceptance Testing. (a) Commencing upon receipt by PEx of each Milestone Delivery, PEx may, during the Test Period (as specified in the Milestone Schedule opposite the Milestone Date), test the Milestone Delivery to determine whether all applicable Milestone Requirements have been met. If one or more Milestone Requirements are not met, PEx shall so notify CHR in writing, stating the problems encountered. CHR shall have the time period set forth in the Milestone Schedule for the applicable Milestone Delivery (the Fix Period) to cure the problem and to redeliver the failed Milestone Delivery (a Redelivery). After receipt by PEx of the Redelivery, PEx shall have a new Test Period to re-examine and test the Milestone Delivery. If a Milestone Delivery is late or if the Redelivery of a Milestone Delivery is Materially Nonconforming, PEx may terminate this Agreement pursuant to Section 9.2. Material Nonconformity or Materially Nonconforming means as to any Milestone Delivery, Redelivery or CHR Features, errors or other failure(s) to meet the applicable Milestone Requirements that (i) are not cured within the applicable cure period or Fix Period and (ii) in PEx's reasonable judgment, individually or in the aggregate, materially and adversely affect PEx's ability to perform the business functions that are represented by or are within the scope of the applicable Milestone Delivery or CHR Features.

      (b) The absence of notification by PEx within the Test Period that one or more Milestone Requirements have not been met will not indicate acceptance of all or any part of any Milestone Delivery, it being understood that PEx retains the right to reject the Milestone Delivery unless, upon completion of testing of the final Milestone Delivery, all functional and performance specifications set forth in the Milestone Schedule have been met (Final Acceptance). Any grant by PEx to CHR of an extended period to make a conforming Milestone Delivery shall not be deemed to waive any of PEx's rights hereunder.

      (c) It is understood and agreed that a Milestone Delivery or Redelivery need not be error-free to have achieved any particular Milestone Requirement, but PEx may rightfully reject any Milestone Delivery or Redelivery that is Materially Nonconforming. Notwithstanding the foregoing, Final Acceptance will not relieve CHR of its obligation to correct nonconformities in accordance with this Section 2.6. Neither Final Acceptance nor the conclusion of any Test Period shall be deemed to be a waiver of any warranty claim of PEx or other obligation of CHR. Acceptance of the CHR Features will not relieve CHR of its obligation to use reasonable commercial efforts to correct all identified nonconformities in a timely fashion.

      2.7 Operation of PEx Logistics Site. (a) After the PEx website embodying the CHR Features is implemented, PEx shall place a link on the PEx website and shall display CHR's logo on the portion of the PEx web site related to logistics services in the form specified in Attachment C. Thereafter, PEx will notify CHR if PEx makes any change in the location, sizing or placement of the CHR logo or any links that appear on the PEx website that transfer users to the CHR website. If CHR does not notify PEx of its objection to such change within five (5) days, CHR shall be deemed to have approved such change. PEx shall host and


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maintain the PEx website embodying the CHR Features at its sole cost and expense. CHR, however, shall provide PEx, at CHR's sole cost and expense, all relevant content as described in the Final Specifications for the CHR Features (the CHR Content). Subject to the terms of this Agreement, CHR hereby grants PEx an exclusive license to use, modify, enhance, reproduce, display, perform and transmit the CHR Content.

      (b) PEx shall be solely responsible for the operation and maintenance of the PEx website and for all materials that appear on the PEx Site, except for the CHR Content. PEx will provide, install, repair, maintain and pay for the communications, computer and peripheral equipment, services and facilities supporting the PEx website. CHR will provide, install, repair, maintain and pay for the communications, computer and peripheral equipment, services and facilities necessary to deliver the CHR Content to the PEx website.

      2.8 Training; Technical Assistance. (a) CHR will provide PEx at no charge with at least thirty (30) hours of training services covering the CHR Features. CHR shall also provide PEx at no charge with update or "delta" training for each major release of the CHR Features; such update training to be provided in a timely manner to enable PEx to remain current with all improvements to the CHR Features. CHR will provide PEx personnel with comprehensive written educational materials as part of the training program and will ensure that PEx personnel are afforded ample opportunity to discuss with CHR trainers the operation of the CHR Features. PEx may use CHR training materials for purposes of training additional PEx personnel after the initial training.

      (b) CHR shall provide to PEx upon request such technical assistance and/or additional training as PEx may reasonably request to enable PEx to more effectively operate and use the CHR Features. Such technical assistance or additional training shall be provided at no charge. CHR shall also provide to PEx any service or other support information and services that would assist PEx in marketing the CHR Services. Such service and support information and services, to the extent they exceed an amount deemed reasonable by CHR, shall be provided at a negotiated rate calculated to cover CHR's costs to deliver such services.

3.  MARKETING ARRANGEMENT.

      3.1 Appointment. (a) Subject to the terms of this Agreement, PEx hereby appoints CHR as PEx's Preferred Provider of logistics services for PEx customer shipments of goods purchased, sold or exchanged on PEx's website that both originate and end in North America (CHR Services). CHR hereby accepts the appointment as preferred provider.

      (b) Subject to the terms of this Agreement, CHR hereby appoints PEx as CHR's Preferred Provider of electronic exchange services (including auction and reverse auction services) for the purchase, sale or exchange of pulp, paper and paper packaging products (PEx Services). PEx hereby accepts the appointment as preferred provider.

      (c) Subject to the terms set forth in this Agreement, PEx will also offer CHR the opportunity to participate in joint marketing activities and client proposal opportunities for customers in the pulp, paper and printing industries. Subject to the terms set forth in this Agreement, CHR will also offer PEx the opportunity to participate in joint marketing activities and client proposal opportunities for customers in the pulp, paper and printing industries.

      (d) Neither party shall have the right to make commitments of any kind for or on behalf of the other party without the prior written consent of the other party, in each and every case.

      3.2 Market Development Strategy. (a) The parties will work together to create a joint marketing and business development plan (Plan) each year. Each party will use commercially reasonable efforts to implement such Plan in connection with the marketing and sale of PEx Services and CHR Services to customers in the pulp, paper and paper packaging industries.

      (b) An Alliance Steering Committee (ASC) shall be responsible for quarterly review and management of the Plan. The ASC shall consist of four members, two members to be appointed by each of


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PEx and CHR. Each party may with notice to the other substitute any of its members serving on the ASC. The initial CHR members shall be Kent Stuart and Nick Rogge and the initial PEx members shall be Rod Parsley and Bob Brenner.

      (c) The ASC shall be responsible for the management and conduct of the Plan and shall in particular: (i) consider, review and amend the Plan from time to time in such manner as may be appropriate; (ii) monitor progress of the Plan; and (iii) report regularly to the management of both parties upon the progress of the Plan.

      (d) The ASC shall hold formal meetings semi-annually or at any time upon the reasonable request of either party during the term of the Plan. Unless otherwise agreed by the parties all meetings of the ASC shall be held in Minneapolis and in Boston on an alternating basis, with the first meeting to be held in Boston on or around May 5, 2000. Meetings shall be scheduled with at least twenty-one (21) days notice; the party that seeks to convene a particular meeting shall be responsible for the meeting notice and scheduling; provided, that the hosting party shall be responsible for notice and scheduling of the semi-annual meetings. The quorum for ASC meetings shall be two, provided there are at least one member from each of PEx and CHR present.

      3.3 Marketing Efforts. (a) Subject to the provisions of this Agreement, PEx and CHR will jointly work together to create a mutual understanding of opportunities which are of priority interest and assist each party in focusing their marketing efforts. The parties shall also work to identify target customers and develop proposals for potential customers to propose a solution encompassing CHR Services and PEx Services.

      (b) PEx, in its reasonable business discretion, may include appropriate individuals from CHR in PEx sales calls to mills, converters, end-users, and other PEx customers.

      (c) PEx will request that its Board of Directors and veteran industry sales force use reasonable efforts to provide pulp, paper and paper packaging industry specific sales leads to CHR. Such leads shall include segments of the industry that are currently lacking effective logistics solutions, and how such industry participants could be marketed to by CHR for the purposes of this
Section 3. CHR may only use the information provided to them pursuant to this
Section 3.3(c) in connection with its performance under this Section 3.

      (d) PEx will commit its sales force to promote a solution encompassing CHR Services and PEx Services on visits to PEx's current and potential customers including manufacturers, converters, brokers and printers.

      (e) PEx will promote CHR's logistics services to other business-to-business e-commerce sites that are seeking logistics services including, but not limited to, the Internet Capital Group portfolio of companies.

      (f) CHR will promote PEx's electronic exchange services to its customers who produce, buy, trade or distribute pulp, paper, paper packaging, or converted paper products.

      (g) CHR will, at its reasonable business discretion, develop marketing material, in conjunction with PEx, to demonstrate how pulp, paper, paper packaging, printing, and related customers of CHR can benefit from this alliance.

3A.  Exclusivity.

      3A.1 Preferred Provider Status. Preferred Provider means as to either party (each, a Provider), that it will be positioned internally at the other party (each, a Seller) and externally by Seller such that the visibility Seller affords Provider as a provider of Applicable Services, the rights Seller grants to Provider as a provider of Applicable Services, and Provider's access to Seller's sales organization as a provider of Applicable Services are superior to the visibility Seller affords, the rights Seller grants, and the access to Seller's sales organization, that Seller allows any Competitor as a provider of Applicable Services. During the term of this Agreement and any renewal or extension thereof, neither Seller will grant any Competitor of


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Provider the status which is equivalent to, or better than, the status and rights accorded the other party as the Preferred Provider under this Agreement. Applicable Services means (i) as to PEx, the PEx Services and (ii) as to CHR, the CHR Services. Competitor means (1) as to PEx, any third party offering or performing similar internet exchange, auction or reverse auction services for the sale, purchase or exchange of pulp, paper, and paper packaging products; and
(2) as the CHR, any third party offering or performing substantially similar logistics services for shipments of goods originating and ending within North America; provided that it shall not include XPEDX, Unisource or any similar paper distributor that includes logistics services as part of its product offerings but for which such logistics services are not its' primary business.

      3A.2 PEx Obligations. During the term of this Agreement, (i) PEx will use CHR for all shipments of goods purchased through the PEx website originating and ending within North America unless: (1) CHR does not provide logistics service on any particular route; (2) CHR does not provide the particular mode of transportation requested by a PEx member; (3) a PEx member specifically requests an alternative logistics provider; or (4) a PEx member wishes to use their company-owned logistics services; and (ii) PEx shall not, directly or indirectly, by itself, through its Affiliates or through any type of joint venture or similar affiliation with a third party enter into a strategic partnership or integrate electronically with a CHR Competitor to offer logistics services for shipments originating and ending within North America.

      3A.3 CHR Obligations. During the term of this Agreement and for a period of two years after the expiration or termination of this Agreement, CHR shall not, directly or indirectly, by itself, through its Affiliates or through any type of joint venture or similar affiliation with a third party, without prior written approval from PEx, enter into a strategic partnership or integrate electronically with or offer CHR Services to a PEx Competitor. CHR may, however, continue to offer and provide logistics services directly to customers, including those that are pulp, paper or paper packaging producers, distributors, converters, or printers.

4.  DELIVERY OF CHR SERVICES

      4.1 Service Orders. (a) PEx customers shall place orders for CHR Services by completing the purchase forms posted on the logistics portion of the PEx website, or by other means agreed upon by the parties. No order shall be binding upon CHR until the same shall have been accepted by CHR. CHR shall accept or reject all orders within one (1) business day following receipt of same and shall deliver all orders that are accepted within the time frame specified in the order. CHR may reject any order that does not comply with the provisions of this Agreement by providing to PEx and the PEx Customer, within one (1) business day of its receipt of the non-complying order, a written notice specifying the noncompliance. Any order that is not rejected in a timely manner or with specificity shall be deemed accepted by CHR on the second business day following CHR's receipt of the order. In case of conflict between the standard printed terms of purchase/sale of CHR and the terms posted on the PEx website, the latter shall prevail. When allocating resources with respect to filling orders for CHR Services, CHR shall ensure that PEx orders are accepted and filled in a manner that is in all material respects the same as or superior to the priority and fill rate CHR applies to CHR Services ordered by third parties.

      (b) CHR will provide PEx customers with logistics services for shipments originating or ending outside of North America, as its resources permit, including 24-hour customer service for issues regarding transportation including freight quotes, shipment tracking, pick-up and delivery inquires and customer complaints. Best efforts will be used to provide PEx with competitive prices and to provide quotes in a timely manner (i.e., within 24 hours).

      (c) When practical, PEx will promote the use of CHR's logistics services for shipments for PEx customers that originate or end outside of North America. CHR will provide logistics services for PEx shipments originating or ending outside of North America, as its capabilities permit. Best efforts will be used to provide PEx with competitive prices and to provide quotes in a timely manner, not to exceed twenty four (24) hours following receipt of the PEx request for CHR Services for such shipment.

      4.2 Obligation to Supply. CHR shall not be in breach of this Section 4.2 if CHR's failure to supply CHR Services is due to a Force Majeure event.


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      4.3 PEx Logistics Resources. (a) PEx will hire a senior level Logistics
Manager, experienced in logistics matters to manage PEx's delivery of logistics services through the PEx website. CHR will assist PEx in its efforts to identify and recruit a qualified candidate for the Logistics Manager position. CHR will work with the PEx Logistics Manager on a daily basis to provide to further develop logistics services for PEx customers.

      (b) PEx will provide CHR with guidance and feedback from PEx staff concerning the PEx Services relating to logistics and the CHR Services. Such feedback shall be focused on information received from PEx customers concerning: cost competitiveness of PEx price quotes, pick-up and on-time delivery performance, customer complaints and similar matters.]

      (c) PEx shall devote commercially reasonable efforts to promote the acceptance of the CHR Services by PEx customers shall include the following general activities performed in the reasonable business judgment of PEx: (i) tailoring and extending PEx's existing methodologies to reflect the nuances of logistics and CHR Services; and (ii) otherwise conducting such activities as are reasonably appropriate for the marketing and sale of the CHR Services as part of the PEx Services.

      4.4 CHR Logistics Resources. (a) CHR shall furnish at no cost to PEx reasonable quantities of promotional materials, such as sales literature and procedures manuals (the Services Information)in order for PEx to promote the CHR Services as provided for in this Agreement. Except as otherwise agreed by the parties, PEx may use such Services Information without any limitation on disclosure. In any event, CHR hereby grants PEx permission to disclose certain Services Information to be designated and furnished by CHR to customers without the requirement for non-disclosure agreements. CHR represents and warrants that the Services Information as provided to PEx shall be accurate in all material respects when provided, and CHR undertakes to update such Services Information when necessary.

      (b) CHR will provide PEx with its current CHR Services price list and form(s) of CHR Services agreements in accordance with Section 5.3. CHR will provide PEx with any revisions or updates to such materials and shall provide additional copies of such materials upon request of PEx. With respect to CHR's price list, CHR may update such list from time to time during the term of this Agreement; provided that price adjustments shall not be made more often than every ninety (90) days unless extraordinary circumstances require the adjustment of prices to account for market phenomena.

      (c) CHR shall devote commercially reasonable efforts to support PEx's promotion and sales efforts, including the following general activities: (i) answering technical questions and providing PEx with proposal assistance and tutorial assistance relating to the CHR Services; (ii) supplying experts to support detailed technical presentations and meetings relating to the CHR Services; (iii) providing quotations for standard and custom configurations for the CHR Services; and (iv) responding to phone calls from prospective customers.

5.  PRICING; PAYMENT

      5.1 Pricing. (a) PEx will quote prices for CHR Services on the logistics portion of the PEx website that are based on the prices provided PEx by CHR pursuant to Section 4.4(b) and include a mark-up determined in accordance with
Section 5.3. PEx will provide CHR with notice of the mark-up it adds to CHR's prices as delivered under Section 4.4(b).

      (b) CHR will act in good faith to provide PEx with competitive rates for logistics services.

      (c) Neither party shall disclose any billing or cost rates of the other party to any Customer, potential Customer or Registered Prospect without prior written approval of the other party.

      5.2 Payment. PEx shall bill PEx customers that order CHR Services from the PEx website at the rate determined in accordance with Section 5.1(a) and shall pay CHR for CHR Services within thirty five (35) days after delivery to the Customer, after deducting the portion of the fee charged the PEx Customer ascribed to "mark-up". It is understood and agreed that PEx shall be responsible for payment of CHR fees in respect of CHR Services regardless of PEx's receipt of payment from PEx customers. It is further understood and agreed that PEx shall have sole discretion with respect to those PEx customers that PEx permits to purchase CHR Services from the PEx Site and that PEx may make such determinations based upon its' analysis of the creditworthiness of such customers. All payments shall be stated and paid in U.S. Dollars. Revenue received in currencies other than U.S. Dollars, shall be converted to U.S. Dollars using the exchange rate in effect as of the date that the payment is received by PEx. All payments from PEx to CHR or from CHR to PEx will be reduced by any applicable withholding taxes. PEx and CHR will cooperate to minimize, to the extent legally permissible, the tax liabilities related to the transactions contemplated by this Agreement; provided such cooperation shall not cause any adverse tax consequences to be incurred by either party which would not have been incurred under the terms and conditions as described in this Agreement. Each party shall provide and make available to the other party any resale certificates, information regarding out-of-state or out-of-country sales, and other exemption certificates or information reasonably requested by the other party.

      5.3 Post Effective Amendment. Within fourteen (14) days after the Effective Date, the parties will attempt to specify the pricing ((Section 4.4(b)) and markup (Section 5.1) that will apply to transactions pursuant to this Agreement. The procedure shall be as follows: CHR will provide notice to PEx of PEx's proposed pricing, including applicable discounts. PEx will notify CHR of its response to the CHR proposal within fourteen (14) days, including the markup formula that PEx proposes to use, and, if PEx does not agree to such pricing PEx shall provide a counteroffer. The parties will discuss any differences between the pricing and discounts offered by CHR and the pricing and discounts sought by PEx and, if no agreement is reached within seven (7) days following PEx's notice to CHR, they will meet at a mutually acceptable location to resolve any differences. If the parties are unable to reach agreement within seven (7) days after meeting, either party may immediately terminate this Agreement with notice to the other party and without need to use the procedures specified in Section 10.2. Upon resolution of the applicable pricing, discounts and markup formula, a memorandum supplying the missing terms will be executed and appended to this Agreement as Amendment No. 1.

6.  PUBLICITY; CONFIDENTIALITY; PROPRIETARY RIGHTS; LICENSES

      6.1 Publicity. (a) Except as is necessary to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, or to a party's legal or financial advisors, and except as otherwise agreed to by the parties in writing, the parties shall: (i) keep the material terms of this Agreement confidential, (ii) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date (such agreement not to be unreasonably withheld or delayed) and (iii) agree on the text and the timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein. If this Agreement is required to be filed by CHR with the Securities and Exchange Commission, CHR shall not file this Agreement with the Securities and Exchange Commission without first notifying PEx and seeking confidential treatment for any provisions of this Agreement that PEx believes would disclose trade secrets, confidential commercial or financial information that would impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or third parties.

      (b) Except as otherwise provided in Section 6.5, neither party shall use the name of the other party or any director, officer or employee of the other party or any adaptation thereof without the prior written approval of the other party; provided that subject to approval of the text of any promotional material(s) or disclosures: (i) CHR shall have the right to promote PEx as a preferred provider of internet exchange services for pulp, paper and paper packaging products and its relationship with PEx as a provider of logistics services as set forth in this Agreement in its marketing collateral and in customer presentations and (ii) PEx shall have the right to promote CHR as its preferred provider of logistics services for PEx customer shipments that both originate and end in North America in its marketing collateral and in customer presentations.

      6.2 Confidentiality. (a) It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information and not to use any Confidential Information except for the limited purposes set forth in this Agreement.

      (b) All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (i) termination of this Agreement or (ii) written request by the discloser.

      6.3 Proprietary Rights. (a) This Agreement does not convey to PEx any ownership rights in any CHR Content, CHR Features or CHR Services or in any intellectual property rights embodied in such CHR Content, CHR Features or CHR Services by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Title to the CHR Content, CHR Features and CHR Services and the intellectual property rights embodied in the CHR Content, CHR Features and CHR Services shall at all times remain vested in CHR or its licensors; provided, that with respect to the CHR Features for which CHR retains title, CHR hereby grants and agrees to grant PEx a non-exclusive, fully paid-up and royalty-free license to use such CHR Features and intellectual property to the extent necessary for PEx to make use of, market and distribute the PEx Services alone or in combination with other technology and information as part of PEx's business.

      (b) This Agreement does not convey to CHR any ownership rights in any products, materials, tools and methodologies that are proprietary to PEx or to third parties or in any intellectual property rights embodied in such products, materials, tools and methodologies by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Title to all such products, materials, tools and methodologies and the intellectual property rights embodied in such products, materials, tools and methodologies shall at all times remain vested in PEx or its licensors.

      6.4 Enabling Licenses. (a) CHR hereby grants to PEx a worldwide, paid-up and royalty-free license to (i) market, use, reproduce and display the CHR Features to potential customers and PEx personnel and (ii) use the CHR Features to develop enhancements, modifications, and derivative works of the CHR Features for the purpose of: (1) marketing, promoting and demonstrating the CHR Features pursuant to Section 6.4(a)(i) and 6.4(b); (2) developing and demonstrating application programs utilizing the CHR Features; (3) training PEx personnel; and
(4) providing PEx Services to PEx customers.

      (b) CHR hereby grants to PEx a non-exclusive, non-transferable license to use, reproduce, display and transmit the CHR Content, solely in connection with the development, maintenance and operation of the PEx Site, subject to and in accordance with the terms, conditions and provisions of this Agreement. PEx shall place a CHR Link in a mutually agreeable location and size on each page of the PEx Site that contains all or a portion of the CHR Content. CHR and PEx shall mutually agree upon the method of implementing such links. PEx shall not remove any titles or any trademark, copyright or patent notices, or any proprietary or restricted rights notices that appear on the CHR Content. All such titles and notices must be reproduced on all permitted copies of the CHR Content.

      (c) CHR will provide PEx at no charge any updates and upgrades it makes to the CHR Features. CHR will also provide PEx at no charge any new releases it makes for the CHR Features. CHR shall deliver updates and upgrades to PEx not later than thirty (30) days after it initially implements such updates, upgrades and new releases.

      6.5 Trademark License. (a) Subject to PEx's compliance with this Sections 6.5, CHR hereby grants to PEx a fully paid up and royalty-free right and license to use the Trademarks in connection with the promotion, marketing and sale of the CHR Services during the term of this Agreement. Subject to Section 6.5(d), CHR shall take such actions as are reasonably required to maintain the Trademarks in effect, and shall inform PEx of any changes in or additions to the Trademarks. All right, title and interest to the Trademarks shall remain with CHR and no other license relating thereto is granted hereunder.

      (b) Subject to the wind-down rights set forth in Section 9.3, upon any expiration or termination of this Agreement, the license to PEx to use the Trademarks shall terminate, and PEx shall take all necessary action and execute and deliver to CHR all necessary documents and instruments to remove PEx as a registered user and/or a recorded licensee of the Trademarks.

      (c) Each party hereto agrees to notify the other in writing promptly (but not later than thirty (30) days) after obtaining knowledge of any infringements or imitations of the Trademarks by third parties.

      (d) CHR reserves the right to modify the Trademarks or substitute alternative marks for any or all of the Trademarks at any time upon thirty (30) days written notice; provided, that PEx shall not be required to incur any expense to re-mark or otherwise modify sales collateral to adopt such modified, substituted or alternative marks but shall implement such marks in a commercially reasonable manner consistent with the depletion of then existing inventory and sales collateral.

      (e) Upon request of CHR, PEx shall provide CHR with a sample of all product packaging and advertising that makes use of the Trademarks for purposes of permitting CHR to verify that PEx's use of the Trademarks is consistent with the provisions of Attachment C, but CHR's rights shall only extend to the depiction of the Trademarks in such packaging and advertising copy and not to any other content of such copy. PEx shall not challenge, directly or indirectly, CHR's rights in respect of the Trademarks for the CHR Services, provided, that PEx shall not waive its rights with respect to existing trademarks owned by PEx or trademarks that PEx acquires during the term of this Agreement, and PEx shall not waive any rights with respect to the protection of its trademarks. PEx shall comply with the Trademark guidelines set forth in Attachment C. In the event that PEx elects to adopt other marks for use in the promotion, marketing and sale of the CHR Services then this Section 6.5(e) shall not apply to PEx's use of such other marks.

7.  REPRESENTATIONS AND WARRANTIES.

      7.1 Authorization; Enforceability. Each of CHR and PEx represent and warrant to the other that: (a) it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its organizing jurisdiction; (b) it has all requisite power and authority to enter into this Agreement; (c) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; and (d) this Agreement is a valid and binding obligation of such party enforceable in accordance with its terms.

      7.2 CHR Features Warranty. (a) CHR represents and warrants to PEx that owns or has valid licenses to all copyrights, patents, trade secrets, trademarks, and other proprietary or intellectual property rights relating to the CHR Features and the CHR Content and has the right to grant to PEx the rights and licenses purported to be granted by or pursuant to this Agreement, and has all other rights necessary for the performance of its obligations under this Agreement.

      (b) CHR represents and warrants that no software included in the CHR Features shall contain any authorization strings, time limiting codes or other instructions or codes that (i) prevent the CHR Services from being fully functional at all times or (ii) may be used to obtain access to the CHR Services without PEx's knowledge and authorization or (iii) may be used to, modify, damage, disable, or compromise the security of any PEx technology, data, information, or other proprietary or intellectual property rights including without limitation any software, files, computer systems or networks of PEx.

      (c) CHR represents and warrants that any software included in the CHR Features shall be Millenium Compliant. Millennium Compliant means as to any hardware, firmware, software or other technology associated with the CHR Features, that it correctly performs all date-related operations (i) without human intervention, other than original data entry of any date, (ii) without regard to whether any date involved in the operation occurs in the 20th or 21st Century and (iii) without regard to the system date at the time the calculation is performed; provided that no failure to be Millennium Compliant shall be deemed to have occurred if the non-compliance is due to hardware, firmware, software or data not supplied by CHR (other than such third party hardware, firmware, software or data that falls into either of the two following categories: (1) with which CHR software is intended to interface, if any agreement assigns to CHR the responsibility for ensuring the correct operation of such interface; or (2) that is required, selected, embedded or supplied by
CHR).

      7.3 Customer Warranties. (a) CHR shall extend to each Customer that enters into an agreement to acquire CHR Services pursuant to this Agreement the warranties and indemnification for its CHR Services and services that it generally extends to its customers. CHR will provide each Customer that enters into an agreement to acquire CHR Services pursuant to this Agreement support services that are at least as favorable as the support services CHR generally extends to its customers.

      (c) It is understood and agreed that, as between the parties, CHR shall remain solely responsible to customers for the performance of the CHR Services and PEx shall remain solely responsible to customers for the performance of the PEx Services.

8.  RISK ALLOCATION

      8.1 LIMITATION OF LIABILITY. (a) EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6.2 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 8.2-8.3 WITH RESPECT TO THIRD PARTY CLAIMS, THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO SUCH PARTY BY THE OTHER PARTY AS OF THE DATE SUCH CLAIM IS FINALLY RESOLVED. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

      (b) In addition to the limitation of liability specified in Section 8.1(a), it is understood and agreed that neither party shall be liable to the other for money damages in respect of a breach of Section 2 and that PEX's sole remedy for breach of Section 2 by CHR shall be the termination of this Agreement.

      8.2 Infringement Indemnification. (a) Subject to the provisions of Section 8.4, each party shall defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, Losses) arising from or related to an allegation that the CHR Content, CHR Features or PEx Content or PEx Services, as the case may be, provided by such party to the other party or a Customer pursuant to this Agreement infringe or misappropriate any intellectual property right of any third party.

      (b) In addition to its obligations under Section 8.2(a), if any CHR Content, CHR Features, PEx Content or PEx Services is held to constitute an infringement or misappropriation of any third party's intellectual property rights or if in the providing party's opinion, any CHR Content, CHR Features, PEx Content or PEx Services is, or is likely to be held to constitute, an infringement or misappropriation, such party will at its expense and option: (i) procure the right for the other party to continue using the CHR Content, CHR Features or PEx Content or PEx Services; (ii) replace the CHR Content, CHR Features or PEx Content or PEx Services with a non-infringing and non-misappropriating equivalent conforming to the applicable specifications; or
(iii) modify the CHR Content, CHR Features, PEx Content or PEx Services to make it non-infringing and non-misappropriating while conforming to the applicable specifications.

8.3 Other Claims. Subject to the provisions of Section 8.4, each of CHR and PEx (each, an Indemnifying Party) will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, affiliates, officers, directors, partners, shareholders, employees, agents, and their successors and assigns (collectively, the Indemnitees) from and against any Losses imposed upon the Indemnitee(s) by any third party arising from or related to (a) personal injury or property damage which is proximately caused by any negligence or intentional misconduct by such Indemnifying Party (or its employees, agents or representatives) in performing its obligations under this Agreement; (b) any breach by the Indemnifying Party of the representations, warranties or agreements made by it under this Agreement; or
(c) the promotion, advertisement or marketing of the Indemnitee's Content or Services by or on behalf of the Indemnifying Party. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnitee's negligence, intentional misconduct or breach of this Agreement. CHR shall require each of its Affiliates and any third party providers of logistics services pursuant to this Agreement to indemnify, defend and hold harmless CHR (and PEx) Indemnitees under the same terms as stated in this
Section 8.3.

      8.4 Procedure. To receive the benefit of indemnification under Section 8.2 or 8.3, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the Indemnifying Party's expense) and tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent. The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnitee shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party's sole cost and expense.

      8.5 Insurance. Each party shall procure and maintain insurance or self-insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party's liability with respect to its indemnification obligations under this Section 9. Each party shall provide the other with written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility) upon request. Each party shall provide the other with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, the other party shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

9.  TERM AND TERMINATION.

      9.1 Term. This Agreement shall take effect as the Effective Date and shall remain in effect until the eighteen month anniversary of the Effective Date, unless sooner terminated in accordance with Section 9.2 or extended in accordance with this Section 9.1. Thereafter, this Agreement shall automatically renew for successive 12-month terms unless either party notifies the other party at least thirty (30) days prior to the expiration of the then current term that it does not wish to renew this Agreement for an additional term.

      9.2 Termination. Either party may terminate this Agreement at any time upon thirty (30) days notice to the other party in the event that the other party shall have breached any of its material obligations hereunder and shall not have cured such default prior to the expiration of the thirty (30)-day period. In addition, either party shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred twenty (120) days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

      9.3 Effect of Termination. (a) Upon termination (including expiration) of this Agreement:

      (i) CHR and PEx will terminate all tasks for all effected Customer in an orderly manner, as soon as practical or in accordance with a schedule agreed to by PEx and CHR to minimize disruption to customers;

      (ii) each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party;

      (iii) each party shall discontinue making any representation regarding its status as a "Preferred Provider" for the other party and shall cease conducting any activities with respect to the joint marketing, promotion, sale or distribution of the PEx Services and CHR Services;

      (iv) Each party will discontinue any and all use of trade names and/or trademarks authorized for use under this Agreement, except as necessary to fulfill its obligations to customers in accordance with this Section 9.3;

      (v) PEx will discontinue any and all use of the licenses granted under
   Section 5.5, except as necessary to fulfill its obligations to customers in accordance with this Section 9.3; and

      (vi) each party will return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of the other party, except that each party may retain one (1) complete copy of Confidential Information (1) for use in accordance with Sections 9.3(a)(i) and 9.3(v) and (2) for archival purposes to assure compliance with this Agreement.

      (b) Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties that accrued prior to the effective date of termination of this Agreement or release either party from obligations to resell or license CHR Services made prior to the date of termination, or affect existing licenses or purchase orders for the CHR Services. Notwithstanding any provision of this Agreement to the contrary, each party may continue to exercise the rights and licenses granted hereunder to the extent necessary to allow such party to fulfill its obligations under existing engagement agreements or included in any proposal to a Customer that was outstanding at the time of termination. PEx specifically:

      (i) may continue to market and use the CHR Services for a period of not more than ninety (90) days following the date of termination to meet any obligations or services that PEx has undertaken with respect to customers as of the date of termination;

      (ii) shall continue to have the right to use and access the CHR Content and CHR Features (including all documentation and related technical information and support) to fulfill its obligations to customers for a period of not more than ninety (90) days following the date of termination.

      (c) The provisions of Sections 6.1-6.5, 4.6(a), 7, 8, 9 and 10 shall survive any expiration or termination of this Agreement (except that Sections 6.4-6.5 and 4.6(a) may subsequently terminate in accordance with the provisions of Section 8.3(a)-(b)). Neither party shall be entitled to damages resulting from the termination of this Agreement in accordance with this Section 9. Subject to the provisions of Section 6, in no event shall either party be precluded from developing for itself, or acquiring from third party(ies), materials and services that are competitive with the materials and services provided by the other party upon any expiration or termination of this Agreement.

10.  General Provisions.

      10.1 Issue Resolution. In the event that any dispute arises relating to this Agreement, the Representatives shall promptly meet and attempt to resolve same through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within thirty (30) days after they commence discussions regarding same, and do not agree to extend the time for resolution of the issue at the end of their meeting, then they may by mutual agreement: (a) escalate the matter to higher levels in their organizations and,
(b) if necessary, resort to a mutually agreed alternative dispute resolution technique prior to resorting to litigation. In the event that the parties resort to alternative dispute resolution or litigation to resolve any matter, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with such action, suit or proceeding, in addition to any other relief to which such party may be entitled.

      10.2 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction.

      10.4 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

      10.5 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between CHR and PEx do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates.

      10.6 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that the proposed assignee under this Section 10.6 agrees in writing to assume all of the obligations of the assignor party under this Agreement.

      10.7 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      10.8 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid):

      If to PEx:
            PaperExchange.com, LLC
            545 Boylston Street, 8th Floor
            Boston, MA 02116
            Attn: Chief Executive Officer
            Phone: 617.536.4310
            Fax: 617.536.4097

      If to CHR:
            C.H. Robinson Worldwide, Inc.
            8100 Mitchell Road, Suite 200
            Eden Prairie, MN 55344-2248
            Attn: Corporate Vice President, Transportation
            Phone: 612.937.8500
            Fax: 612.937.7809

or to such other place as any party may designate as to itself by written notice to the other party.

      10.9 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

      10.10 Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

      10.11 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

      10.12 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

      10.13 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement or incorporated by reference in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by the duly authorized representative of the applicable party.

      10.14 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

      10.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

      10.16 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

      10.17 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

Both parties represent that they have read this Agreement, understand it, and agree to be bound by the terms and conditions stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

PAPEREXCHANGE.COM, LLC                C.H. ROBINSON WORLDWIDE, INC.

By: /s/ Rod A. Parsley                By: /s/ James Lanson
    ------------------                   -----------------
Name: Rod A. Parsley                  Name: James Lanson
     ---------------                       ---------------
Title: Vice President,                Title: VP of Transportation
       Business Development                 ---------------------
      ---------------------

Attachment A: Milestone Schedule
Attachment B: Final Specifications: [to be supplied]
Attachment C: CHR logo; PEx logo[to be supplied]
Attachment D: CHR Services Price List; Form of CHR Services Service Agreement [to be supplied]

                                                               *Attachment A*

                                     *Milestone Schedule*

                                        *****


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.



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